Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-173617, 333-147625, 333-132229, 333-120816, 333-176768, 333-189572, 333-196665, 333-182256, 333-204122 and 333-218850 on Form S-8 and No. 333-206763 on Form S-3 of our reports dated February 27, 2018 relating to the consolidated financial statements and financial statement schedule of Mitel Networks Corporation and subsidiaries and the effectiveness of Mitel Networks Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Mitel Networks Corporation for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Ottawa, Canada

February 27, 2018